As filed with the Securities and Exchange Commission on December 16, 2008
Registration No. ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UIL HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Connecticut
(State or other jurisdiction of incorporation or organization)
06-1541045
(I.R.S. Employer Identification Number)

157 Church Street
New Haven, Connecticut  06506
(203) 499-2000
(Address of Principal Executive Offices)

UIL HOLDINGS CORPORATION
2008 Stock and Incentive Compensation Plan
(Full title of the Plan)

Linda L. Randell
Senior Vice President, General Counsel and Corporate Secretary
UIL Holdings Corporation
157 Church Street
New Haven, CT  06506
(203) 499-2000
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
Mark S. Kaduboski
Wiggin & Dana LLP
400 Atlantic Street
Stamford, Connecticut 06911-0325
(203) 363-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer         ☒                                                                       Accelerated Filer          ☐

Non-accelerated filer   ☐                       Smaller reporting company            ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	550,000 shares	$29.42	$16,178,250	$635.81

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“1933 Act”), the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction that result in an increase in the number of outstanding shares of Common Stock.  In addition, pursuant to Rule 416(c) under the 1933 Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)       Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 9, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who participate in the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan as specified by Rule 428(b)(1) under the 1933 Act and are not being filed with or included in this Registration Statement.

Item 1.            Plan Information.

Not required to be filed with this Registration Statement.

Item 2.           Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 , filed on February 20, 2008;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed on May 6, 2008;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, filed on August 5, 2008;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed on November 4, 2008;

(e)
the Registrant’s Current Reports on Form 8-K, filed on February 26, 2008, March 5, 2008, March 27, 2008, May 14, 2008, May 15, 2008, June 26, 2008, July 10, 2008, July 31, 2008, August 1, 2008, August 11, 2008, September 11, 2008, September 26, 2008, October 6, 2008, October 7, 2008, October 29, 2008 and December 1, 2008; and

(f)	the description of the Registrant’s Common Stock set forth in Exhibit No. 5 to the Registrant’s Registration Statement (File No. 001-15995) on Form 8-A, filed July 20, 2000.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide, without charge, to each person, including any beneficial owner, to whom this document is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document). Requests for such documents should be submitted in writing, addressed to the office of the Corporate Secretary, UIL Holdings Corporation, 157 Church Street, New Haven, Connecticut, 06506.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

None.

Item 6.                    Indemnification of Directors and Officers.

Section 33-772 of the Connecticut Business Corporation Act (the “CBCA”) provides that a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.  In addition, Section 33-771 of the CBCA permits a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:  (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation,  and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  Section 33-773 of the CBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:  (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct in Section 33-771 of the CBCA, described above, or that the proceeding involves conduct for which liability has been limited by the certificate of incorporation; his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under Section 33-772 of the CBCA and it is ultimately determined that he has not met the relevant standard of conduct described in Section 33-771 of the CBCA.  Further, Section 33-778 of the CBCA provides that a corporation may, by a provision in its certificate of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with Section 33-771 of the CBCA or advance funds to pay for or reimburse expenses in accordance with Section 33-773 of the CBCA.

Section 33-774 of the CBCA provides that a director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall: (1) order indemnification if it determines that the director is entitled to mandatory indemnification under Section 33-772 of the CBCA; (2) order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by Section 33-778 of the CBCA as described above; or (3) order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable (A) to indemnify the director or (B) to advance expenses to the director, even if he has not met the relevant standard of conduct set forth in Section 33-771 of the CBCA or in the corporation’s certificate of incorporation, failed to comply with Section 33-773 of the CBCA or was adjudged liable in connection with a proceeding by or in the right of the corporation or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity, provided if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 33-776 of the CBCA provides that a Connecticut corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is a party to a proceeding because he is an officer, employee or agent of the corporation (1) to the same extent as a director , and (2) if he is an officer, employee or agent but not a director, to such further extent, consistent with public policy, as may be provided by contract, the corporation’s certificate of incorporation or bylaws or a resolution of the corporation’s board of directors.

Section 7 of the Registrant’s certificate of incorporation provides in pertinent part that no person who is or was a director of the corporation shall be personally liable to the corporation or its shareowners for monetary damages for breach of duty as a director in an amount that exceeds the compensation received by the director for serving the corporation during the year of the violation, if such breach did not (A) involve a knowing and culpable violation of law by the director, (B) enable the director or an associate, as defined in Section 33-840 of the CBCA to receive an improper personal economic gain, (C) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation, (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation, or (E) create liability, under Section 33-757 of the CBCA, for voting for or assenting to an unlawful distribution to shareowners.

Section 8 of the Registrant’s certificate of incorporation provides in pertinent part that the Corporation shall be obligated to indemnify a director for liability, as defined in subdivision (5) of Section 33-770 of the CBCA, to any person for any action taken, or any failure to take any action, as a director, except liability that (a) involved a knowing and culpable violation of law by the director, (b) enabled the director or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal gain, (c) showed a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation, or (e) arose, under Section 33-757 of the CBCA, for voting for or assenting to an unlawful distribution to shareowners.

Section 33-777 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability.

The Registrant maintains directors and officers liability insurance policies which, together with the Registrant’s other liability insurance policies, provide substantial coverage for sums that its directors and officers shall be legally obligated to pay and shall pay or by final judgment be adjudged to pay as damages, judgments, settlements and costs, charges and expenses arising from any claim or claims that may be made, and for which the Registrant has not provided reimbursement, by reason of such director or officer being or having been a director or officer of the Registrant or of another corporation for which he or she is serving or has served at the request of the Registrant as a director or  officer.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

Reference is made to the documents listed on the attached Exhibit Index, each of which is incorporated by reference herein.

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the 1933 Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Haven, State of Connecticut on this 16th day of December, 2008.

UIL HOLDINGS CORPORATION

By /s/ James P. Torgerson
James P. Torgerson
President and
Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.  Among such persons are the members of the Compensation and Executive Development Committee who administer the Plan.

Signature	Title	Date
/s/ James P. Torgerson (James P. Torgerson) (Principal Executive Officer)	Director, President, and Chief Executive Officer	December 15, 2008

/s/ Richard J. Nicholas (Richard J. Nicholas) (Principal Financial Officer)	Executive Vice President and Chief Financial Officer	December 15, 2008

/s/ Steven P. Favuzza (Steven P. Favuzza) (Principal Accounting Officer)	Vice President and Controller	December 15, 2008

/s/ F. Patrick McFadden, Jr. (F. Patrick McFadden Jr.)	Director and Chairman	December 15, 2008

/s/ John F. Croweak (John F. Croweak)	Director	December 15, 2008

/s/ Betsy Henley-Cohn (Betsy Henley-Cohn)	Director	December 15, 2008

/s/ James A. Thomas (James A. Thomas)	Director	December 15, 2008

/s/ John L. Lahey (John L. Lahey)	Director	December 15, 2008

/s/ Marc C. Breslawsky (Marc C. Breslawsky)	Director	December 15, 2008

/s/ Thelma R. Albright (Thelma R. Albright)	Director	December 15, 2008

/s/ Arnold L. Chase (Arnold L. Chase)	Director	December 15, 2008

/s/ Daniel J. Miglio (Daniel J. Miglio)	Director	December 15, 2008

/s/ William F. Murdy (William F. Murdy)	Director	December 15, 2008

/s/ Donald R. Shassian (Donald R. Shassian)	Director	December 15, 2008

INDEX TO EXHIBITS

Exhibit
No.                      Description

4.1
Copy of Certificate of Incorporation of UIL Holdings Corporation, as amended (filed as Exhibit 3.1(a) to the Registrant’s Quarterly Report (Form 10-Q) for the fiscal quarter ended June 30, 2007, and incorporated herein by this reference).

4.2
Copy of Bylaws of UIL Holdings Corporation, as amended (filed as Exhibit 3.2 to the Registrant’s Quarterly Report (Form 10-Q) for the fiscal quarter ended September 30, 2008 and incorporated herein by this reference).

4.3
Copy of UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (filed as Exhibit 10.40 to the Registrant’s Quarterly Report (Form 10-Q) for the fiscal quarter ended June 30, 2008, and incorporated herein by this reference).

5.1	Opinion of Wiggin and Dana LLP as to the legality of the securities being registered hereby.

23.1                         Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wiggin and Dana LLP (included in Exhibit 5.1)